Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208625

PROSPECTUS SUPPLEMENT	(To prospectus dated January 21, 2016)

$100,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to shares of our common stock, $0.0001 par value per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell from time to time shares of our common stock having an aggregate offering price of up to $100,000,000.

Our common stock is listed on The NASDAQ Global Market under the symbol “CHRS.” On October 27, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $29.50 per share.

Subject to the terms and conditions of the sales agreement, Cowen may sell the common stock by any methods deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on The NASDAQ Global Market, or as otherwise agreed upon by Cowen and us. Cowen will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The NASDAQ Global Market.

We will pay Cowen a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common stock, equal to 3% of the gross sales price per share of all shares sold through it as agent under the sales agreement.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen and Company

The date of this prospectus supplement is October 28, 2016.

Prospectus Supplement

Accompanying Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information; Incorporation By Reference” of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, or information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference herein is accurate as of any date other than as of the respective date on which such information was filed, even though this prospectus supplement and any accompanying prospectus is delivered or shares of our common stock are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not, and Cowen has not, authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we have provided to you or filed with the SEC in connection with this offering. We and Cowen take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The distribution of this prospectus supplement and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When we refer to “Coherus,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Coherus BioSciences, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of common stock of the Company. Coherus BioSciences® and our logo are some of our trademarks used in this prospectus supplement. This prospectus supplement and the documents incorporated by reference herein also include trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus supplement appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.coherus.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in this prospectus supplement between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

■	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

■	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 9, 2016, and for the quarter ended June 30, 2016, filed with the SEC on August 9, 2016.

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■	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2016, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015.

■	Our Current Reports on Form 8-K filed with the SEC on January 11, 2016, February 1, 2016, February 29, 2016, May 9, 2016, May 18, 2016, May 25, 2016, May 26, 2016 (as amended by the Current Report on Form 8-K/A filed with the SEC on June 3, 2016), June 3, 2016, June 14, 2016, June 28, 2016, July 11, 2016, August 9, 2016, September 26, 2016, September 27, 2016, October 6, 2016 and October 7, 2016.

■	The description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on November 3, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained in or incorporated by reference in this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully, especially the “Risk Factors” section beginning on page S-12 of this prospectus supplement as well as in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and our consolidated financial statements and the related notes that are incorporated by reference herein, before deciding to invest in our common stock. In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Coherus,” or “Coherus BioSciences,” refer to Coherus BioSciences, Inc. and its subsidiaries.

Our Company

We are a late-stage clinical biologics platform company focused on the global biosimilar market. Biosimilars are an emerging class of protein-based therapeutics with high similarity to approved originator products on the basis of various physicochemical and structural properties, as well as in terms of safety, purity and potency. Our goal is to become a global leader in the biosimilar market by leveraging our team’s collective expertise in key areas such as process science, analytical characterization, protein production and clinical-regulatory development. Since our founding in 2010, we have advanced three product candidates into Phase 3 or Biologics License Application (BLA), enabling clinical development and entered into partnerships with two global pharmaceutical companies and one strategic biologics manufacturer.

Our business is organized around therapeutic franchises:

1)	Oncology biosimilar candidates pegfilgrastim (Neulasta®), in late clinical stage, and bevacizumab (Avastin®), in preclinical stage;

2)	Immunology (Anti-TNF) biosimilar candidates etanercept (Enbrel®) and adalimumab (Humira®), which are both in late clinical-stage;

3)	Ophthalmology biosimilar candidate ranibizumab (Lucentis®), in preclinical stage; and

4)	Multiple sclerosis small molecule therapeutic candidate CHS-131 (formerly INT-131), in Phase 2 proof-of-concept trial.

The following chart summarizes key information regarding our current product candidate pipeline:

Candidate	Originator Product	Originator Approved Indications	Status/Anticipated Milestones	Coherus Commercial Rights
Oncology Pipeline
CHS-1701	pegfilgrastim (Neulasta)	Febrile neutropenia.

■        Phase 1 (351 (a)) completed

■        Completed pivotal PK/PD BLA- enabling study in October 2015

■        Immunogenicity study read-out met primary endpoints in February 2016

■        Follow-on PK/PD BLA-enabling study met primary endpoints in August 2016

■        BLA accepted in October 2016

Worldwide

CHS-5217	bevacizumab (Avastin)	Metastatic Colorectal Cancer, Non–Small Cell Lung Cancer, Metastatic Kidney Cancer, Advanced Cervical Cancer, Platinum-Resistant Ovarian Cancer, Recurrent Glioblastoma.	■ Preclinical stage	Worldwide

Immunology (Anti-TNF) Pipeline
CHS-0214	etanercept (Enbrel)	Ankylosing Spondylitis, Juvenile Idiopathic Arthritis, Psoriasis (PsO), Psoriatic Arthritis, Rheumatoid Arthritis (RA).

■        Phase 3 clinical trials in PsO and in RA met primary efficacy endpoints in fourth quarter of 2015 and first quarter of 2016, respectively

■        Completed two bridging Phase 1 studies in October 2016 and initiated a relative bioavailability data study of CHS-0214 at two different concentrations for the marketing application in Japan

■       File Market Authorization Application (MAA) in E.U. in the first quarter of 2017

US only[1]

CHS-1420	adalimumab (Humira)	Ankylosing Spondylitis, Behçet’s Disease, Crohn’s Disease, Juvenile Idiopathic Arthritis Psoriasis (PsO), Psoriatic Arthritis, Rheumatoid Arthritis (RA), Ulcerative Colitis.

■        Phase 1 study completed

■       Initiated Phase 3 clinical study in PsO in third quarter of 2015

■       Initiated PK bioequivalence bridging studies in 2016 with Phase 3 drug material

■        File BLA in the United States in the first quarter of 2017

Worldwide

Ophthalmology Pipeline
CHS-3351	ranibizumab (Lucentis)	Neovascular (Wet) Age-related Macular Degeneration, Macular Edema Following, Retinal Vein Occlusion, Diabetic Macular Edema, Diabetic Retinopathy.	■ Preclinical stage	Worldwide

1	The therapeutic protein in etanercept is subject to certain originator-controlled United States patents expiring in 2028 and 2029. Assuming these patents are valid and enforceable, and that we would be unable to obtain a license to them, we do not expect to commercialize CHS-0214 in the United States prior to their expiration.

Our clinical-stage biosimilar pipeline includes the following three product candidates:

■	CHS-1701 (our pegfilgrastim (Neulasta) biosimilar candidate). Our long-acting G-CSF product candidate, CHS-1701, is being developed as a pegfilgrastim (Neulasta) biosimilar. In October 2015, we completed a pivotal pharmacokinetic (PK) and pharmacodynamics (PD) study for CHS-1701 in the United States. Although it did not meet the PK AUC bioequivalence endpoint due to low, anomalous PK profile in the first period Neulasta group, this study is acceptable to support the filing of a BLA in the United States as it met all the other co-primary endpoints, including the PD endpoints. In August 2016, we completed a follow-on PK/PD study which met all its co-primary endpoints. In February 2016, an immunogenicity study in healthy volunteers pursuant to this BLA met its primary endpoints. In August 2016, we filed a BLA which was accepted by the U.S. Food and Drug Administration (FDA) in October 2016.

■	CHS-0214 (our etanercept (Enbrel) biosimilar candidate). CHS-0214 is an anti-TNF product candidate for which we have partnered with Daiichi Sankyo Company, Limited (Daiichi Sankyo), to develop and commercialize in Japan. In September 2016, we regained development and commercial rights from Baxalta Incorporated, Baxalta US Inc., and Baxalta GmbH, (collectively “Baxalta”, part of Shire plc as of June 2016) for Europe, Canada, Brazil, the Middle East and other territories. We completed two Phase 3 clinical trials with CHS-0214 in rheumatoid arthritis and psoriasis, which met their primary clinical endpoints in November 2015 and January 2016, respectively. In October 2016, we completed two bridging Phase 1 PK studies of CHS-0214, one comparing CHS-0214 to Enbrel manufactured in Europe, and the other providing additional relative bioavailability data for CHS-0214. We expect that results from these trials, combined with data from our Phase 1 studies, will support the expected filing of a marketing application in Europe in the first quarter of 2017 and in Japan in the first half of 2017. We anticipate completing in 2017 a study to compare the relative bioavailability data of CHS-0214 at two different concentrations for the marketing application in Japan. We have retained the development and commercial rights to this product in the United States. However, the therapeutic protein in etanercept is subject to certain originator-controlled United States patents expiring in 2028 and 2029. Assuming these patents are valid and enforceable, and that we are unable to obtain a license to them, we do not expect to commercialize CHS-0214 in the United States prior to their expiration.

■	CHS-1420 (our adalimumab (Humira) biosimilar candidate). Our second anti-TNF product candidate, CHS-1420, is being developed as an adalimumab (Humira) biosimilar. This product successfully completed a pivotal Phase 1 PK study in August 2014 by meeting the primary PK bioequivalence endpoint. We initiated a Phase 3 study in psoriasis in August 2015 to support the planned filing of a marketing application in the United States in 2016 and the E.U. in 2017. We initiated a bridging PK study comparing the Phase 3 CHS-1420 material to United States manufactured adalimumab (Humira) during the first quarter of 2016. We anticipate filing a BLA for CHS-1420 in the first quarter of 2017.

■	We reported positive Phase 2b efficacy data on CHS-131, an oral, small-molecule drug candidate, in relapsing remitting multiple sclerosis (MS). This six-month study demonstrated significant reduction in contrast-enhancing lesions meeting its primary endpoint. CHS-131 was generally well-tolerated and without evidence of immune suppression or the side-effects commonly seen in other oral MS therapies. We seek to partner CHS-131 for further development.

Our business model places our internal team at the center of a coordinated development effort in which our senior team of experts focuses on the highly-specialized, strategic and technical aspects of biosimilar development that are core to our business and difficult to replicate. For other aspects of our operations that require greater scale or more capital-intensive investments, we have established a network of relationships with highly-competent external organizations and strategic partnerships that we believe will provide the competitive scale required to address the global biosimilar market opportunity. For example, in December 2015, we entered into a strategic manufacturing agreement with KBI Biopharma, Inc. (KBI Biopharma) for long-term commercial manufacturing of CHS-1701. Many such collaborators are also our equity holders, which we believe results in a strategically aligned consortium designed to select, evaluate and develop biosimilar product candidates in an efficient, cost-effective manner. We believe these elements of our business model have helped us maintain a relatively modest cost structure while providing important fundamental advantages over larger companies. In addition, our dynamic organization allows us to respond to the rapidly evolving biosimilar landscape.

Background on Biosimilars

The global market opportunity for biosimilars is emerging as a result of several factors. First, through 2020, 30 “blockbuster” biologics, each with worldwide annual sales in excess of $1 billion, face loss of patent exclusivity in at least one major pharmaceutical market. These products achieved approximately $106 billion in aggregate worldwide sales in 2015. Second, in response, regulatory agencies around the world have begun to define new approval pathways which we believe will help streamline the biosimilar approval process. Third, escalating healthcare costs and healthcare reforms have also been major drivers of the advancement of the biosimilar market, as governments and insurers are in search of mechanisms to contain costs and expand patient access without sacrificing quality of care. Consequently, we believe there is tremendous interest in bringing high-quality, lower-priced biologic therapeutics to market.

While the potential market opportunity is significant, biosimilar product development poses a number of challenges that distinguish it from traditional, small-molecule generic product development. Heterogeneity arising from the physicochemical complexity of biologic therapeutics creates significant technical and scientific challenges in the context of their replication as biosimilar products. An example of such variability is related to glycosylation, or the attachment of sugars at certain amino acids, which can be critical to the half-life, efficacy and safety of the therapeutic. Accordingly, heterogeneity and inherent variation is a fundamental consideration with respect to establishing biosimilarity to an originator product to support regulatory approval.

Our Approach

The essential elements of our platform that distinguish our development approach include:

■	Advanced proprietary analytics. Regulators require extensive and sophisticated analytics to demonstrate comparability with the originator molecule. Analytical techniques, such as mass spectrometry, which enable the measurement of the structure and elemental composition of individual molecules, are an essential tool in this process, and we have invested a substantial part of our capital budget in this area.

■	Molecular tuning to achieve biosimilarity. Accurately reproducing the glycosylation pattern of the originator protein is particularly critical to successful development of a biosimilar, as this profile can substantially impact pharmacokinetics and biologic activity. By conducting a number of critical steps in a parallel fashion, we have been able to complete this process for our etanercept (Enbrel) biosimilar product candidate in an extremely short period of time while achieving a high degree of biosimilarity. A similar parallel process has been applied to our other biosimilar product candidates.

■	Process science. We design and develop systems that integrate state-of-the-art growth media, chromatography resins, filters and techniques to produce our products. We have demonstrated that our protein production processes are highly scalable, extremely robust and easily automated, resulting in consistent product quality, biosimilarity and yield.

■	Intellectual Property. We believe our expertise and investment in the discovery of proprietary technologies, such as in the area of protein stabilization, enhances our ability to create intellectual property that can enable us to innovate around patent protected features of originator products. For example, stabilization of protein in solution (the protein’s ability to maintain its three dimensional structure and biological activity) is an essential part of obtaining a commercially viable therapeutic. While originator companies have pursued a strategy of establishing intellectual property around certain patent protected formulations, we believe our investment in proprietary formulation technology allows us to differentiate our products in order to avoid such patent protected formulations, thereby enabling earlier market entry than otherwise would be possible. In particular, we note that the originator formulations for Humira and Enbrel are subject to unexpired patents that specify use of various formulation ingredients and properties. We have developed proprietary formulations for our Enbrel and Humira biosimilar products which do not require these features.

■	Global regulatory strategy and clinical development. The global biosimilar regulatory environment is rapidly evolving and differs significantly from that of innovator products. We and our partners have met with competent authorities in the United States, the E.U. and Japan and have gained deep insight into the regulatory rationale and nuanced approach required to successfully navigate global requirements.

We apply our platform to five key steps of biosimilar development that are designed to provide the analytical, nonclinical and clinical basis to establish biosimilarity and support regulatory approval of our product candidates. We have had meetings with regulatory agencies in several of the major regulated markets to discuss our three most advanced product candidates and the data that will be required to support marketing approval. The outcomes of these discussions have informed our clinical designs, product development and regulatory strategies.

Oncology Biosimilar Pipeline Opportunity

CHS-1701 (Our Pegfilgrastim (Neulasta) Biosimilar Candidate)

G-CSF is a protein that promotes the survival, proliferation (an increase in the number of cells due to cell growth and cell division) and differentiation of certain types of white blood cells known as neutrophils. Recombinant G-CSF therapies, such as filgrastim (Neupogen) and pegfilgrastim (Neulasta), are commonly used in the prevention of chemotherapy-induced neutropenia in cancer, which is characterized by an abnormally low level of neutrophils and other white blood cells that aid in the defense against infections. We selected pegfilgrastim (Neulasta) as the development target for our biosimilar G-CSF product candidate for the following reasons:

■	Large market opportunity. The combined opportunity for both short- and long-acting G-CSF therapies worldwide is estimated to exceed $5 billion in 2017, and pegfilgrastim therapies are expected to capture over 70% of the worldwide G-CSF market. It is estimated that the worldwide opportunity for Neulasta, the reference product for CHS-1701, will exceed $4.0 billion in 2017.

■	Receptivity to biosimilars. We believe there is strong conviction among payors to drive biosimilar adoption in the G-CSF category. This is supported by the uptake of filgrastim biosimilars in the EU5 (Spain, Great Britain, France, Germany and Italy), which were initially launched in 2008 and achieved approximately a 52% share of the short-acting G-CSF market and a 80% share of the filgrastim market by the end of 2014.

■	Timing of patent expiration. We believe that the expiration of certain originator patents pertaining to pegfilgrastim (Neulasta) in major markets offers us a near-term opportunity to introduce biosimilar competitors in these markets. Specifically, we believe we are not precluded by the originator’s patents from introducing a pegfilgrastim (Neulasta) biosimilar candidate in the United States since October 2015 and would not be precluded in Europe after August 2017.

Under the 351(a) (novel biologic) pathway, we have successfully advanced CHS-1701 through steps 1 through 4 of biosimilar drug development, including completion of a Phase 1 PK /PD study in healthy volunteers. This study was conducted under an Investigational New Drug application in the United States. In October 2014, we met with FDA to discuss our development plan for CHS-1701. We informed the agency of our decision to transition from a 351(a) (novel biologic) approval pathway to a 351(k) (biosimilar) pathway. In March 2015, we received written feedback from the FDA on our development plan for CHS-1701 and we initiated a pivotal PK/PD study for CHS-1701. This study met its primary PD endpoints. In terms of PK parameters, the study also met bioequivalence for Cmax. The AUC portion of the PK results did not meet bioequivalence due to the presence of a low, anomalous PK profile in the first treatment period Neulasta group. Although this PK/PD study is acceptable to support filing the BLA, we initiated a follow-on PK/PD study in the first quarter of 2016, which met all its co-primary endpoints in August 2016. In February 2016, we completed an immunogenicity study in healthy volunteers, which met its primary endpoints. The FDA accepted our BLA for CHS-1701 in October 2016.

CHS-5217 (Our Bevacizumab (Avastin) Biosimilar Candidate)

Bevacizumab is a recombinant humanized monoclonal antibody that blocks angiogenesis by inhibiting vascular endothelial growth factor A (VEGF-A). VEGF-A is a protein that stimulates angiogenesis, which is the formation of blood vessels. In turn, the formation of new blood vessels may promote the growth of certain solid tissues, including solid tumors. Bevacizumab was first approved in 2004 by the FDA for combination use with standard chemotherapy for metastatic colon cancer. It has since been approved for use in certain lung cancers, renal cancers, ovarian cancers and glioblastoma.

Bevacizumab achieved approximately $6.9 billion in worldwide sales in 2015 according to Evaluate Pharma. We selected bevacizumab (Avastin) as the biosimilar development target for our biosimilar, CHS-5217, for the following reasons:

■	Large market opportunity. The combined opportunity for bevacizumab worldwide is estimated to remain near $7 billion in 2017, and forecasted to decrease to $6.4 billion in 2020, when biosimilar candidates of bevacizumab (Avastin) may be introduced to the market.

■	Channel synergy. We anticipate marketing CHS-5217 to many of the payors, hospitals and clinics that could contract for CHS-1701, our pegfilgrastim (Neulasta) biosimilar candidate, and would aim to leverage a common sales force and commercial strategy for the oncology therapeutic area.

■	Timing of patent expiration. As part of a second wave of biosimilar candidates, we believe we would not be precluded by the originator’s patents from introducing a bevacizumab (Avastin) biosimilar candidate in the United States after July 2019.

Immunology (Anti-TNF) Pipeline Opportunity

Tumor necrosis factor, or TNF, belongs to a family of soluble protein mediators, or cytokines, that play an important role in disease progression across a number of inflammatory and chronic conditions, including rheumatoid arthritis, psoriatic arthritis, ankylosing spondylitis, Crohn’s Disease, psoriasis and ulcerative colitis. Cytokines, such as TNF, are substances produced by cells in the body that can cause a biological effect on other cells in the body. TNF is generally understood as the “master regulator” of the body’s immune response and is the key initiator of immune-mediated inflammation in multiple organ systems. Several biologic agents have been developed that inhibit the inflammatory activity of TNF in the context of these diseases, which are collectively referred to as the anti-TNF class of therapeutics. Anti-TNF products with significant global sales include adalimumab (Humira), etanercept (Enbrel), infliximab (Remicade), golimumab (Simponi) and certolizumab pegol injection (Cimzia). These products share a common mechanism of action in that they inhibit TNF, but differ in their dosing schedules as well as the indications for which they are approved. Collectively, these treatments represent a significant revenue opportunity, with projected global sales in excess of $37 billion in 2017.

Our anti-TNF biosimilar product candidates, CHS-0214 and CHS-1420, are based on Enbrel and Humira, respectively. We selected these originator products as biosimilar development targets for the following principal reasons:

■	Large market opportunity. Global sales of Enbrel and Humira are projected to exceed $24 billion in 2017, representing over 60% of combined estimated global sales in the anti-TNF monoclonal antibody and TNF inhibitor markets in 2017. Approximately $21 billion of this estimated market is in territories in which we or our partners currently intend to commercialize our anti-TNF products. In addition, among the top ten selling drugs in its pharmacological class, Humira is also approved for the largest number of inflammatory indications worldwide.

■	Receptivity to biosimilars. Because anti-TNF agents are typically used to treat diseases where there is low risk of imminent mortality, we believe physicians and payors will be inclined to support adoption of biosimilar anti-TNF agents that allow for rapid confirmation of safety and efficacy for the individual patient. We believe that physicians recognize the payor will be a key influencer in driving the adoption of biosimilar anti-TNF agents.

■	Technical barriers to entry. There are numerous challenges in the development of biosimilars to these reference products related to quality characteristics such as glycosylation that we believe our specialized expertise in protein chemistry and process science will allow us to overcome.

■	Timing of patent expiration. The expiration of certain originator patents pertaining to etanercept (Enbrel) and adalimumab (Humira) in major markets offers us a near-term opportunity to introduce biosimilar competitors in these markets. Specifically, we believe we are not precluded by the originator’s patents from introducing an etanercept (Enbrel) biosimilar candidate in Europe or Japan. In the case of adalimumab (Humira), we do not believe originator patents would preclude us from introducing a biosimilar in the United States after December 2016, in Europe after October 2018 and in Japan after August 2018 (for rheumatoid arthritis) or May 2020 (for psoriasis).

CHS-0214 (Our Etanercept (Enbrel) Biosimilar Candidate)

Product Overview

Etanercept (Enbrel), the reference product for CHS-0214, is a complex fusion protein that combines the protein for tumor necrosis factor receptor 2, or TNFR-2, to another protein (called IgG1 Fc) which enables the fusion protein to attach to cells in the body. The TNFR-2 portion of the fusion protein binds to soluble and cell bound tumor necrosis factors alpha and beta, or TNF-α and TNF-ß, respectively, and inhibits TNF-α and TNF-ß from binding to cell surface proteins that recognize them. Autoimmune diseases are caused by an overactive immune response. Etanercept (Enbrel) treats these diseases by inhibiting TNF-α, thus inhibiting the inflammatory cytokine cascade, which is a sequence of events in the body, caused by cytokines, leading to inflammation in a tissue or organ.

Enbrel has been approved by the European Medicines Agency, or EMA, and the FDA for the treatment of the following indications:

■	rheumatoid arthritis;

■	juvenile idiopathic arthritis;

■	psoriatic arthritis;

■	ankylosing spondylitis; and

■	psoriasis.

Enbrel has been approved by the Japanese Pharmaceutical and Medical Devices Agency, or PMDA, for the treatment of the following indications only when conventional therapies are not sufficiently effective:

■	rheumatoid arthritis; and

■	juvenile idiopathic arthritis.

In 2017, sales of Enbrel are projected to exceed approximately $8 billion worldwide. Because patents in the United States, assuming validity and enforceability, provide market exclusivity for the etanercept (Enbrel) originator molecule until 2029, we focused our CHS-0214 regulatory program on Europe and Japan, but harmonized as needed for potential FDA approval. We have licensed CHS-0214 to Daiichi Sankyo in Japan. We have licensed CHS-0214 to Orox for certain Caribbean and Latin American countries. According to Evaluate Pharma, in 2017, sales of Enbrel in Europe, Japan and other territories outside the United States are projected to be approximately $3.2 billion.

CHS-1420 (Our Adalimumab (Humira) Biosimilar Candidate)

Product Overview

Adalimumab (Humira), which is the reference, or originator, product for CHS-1420, is a monoclonal antibody that can bind to a substance in the body known as tumor necrosis factor, or TNF, thereby inhibiting the known effect of this substance as a potent mediator of inflammation. Humira thus provides a therapeutic benefit for treatment of various inflammatory diseases characterized by increased production of TNF in the body. However, it has also been demonstrated that Humira can bind to receptors on white blood cells which may lessen the ability of the body’s immune system to fight infections.

Humira has been approved by the EMA and the FDA for the treatment of the following indications only when conventional therapies are not sufficiently effective:

■	rheumatoid arthritis;

■	juvenile idiopathic arthritis;

■	psoriatic arthritis;

■	ankylosing spondylitis;

■	Crohn’s disease;

■	ulcerative colitis; and

■	psoriasis.

Humira has been approved by the PMDA for the treatment of the following indications only when conventional therapies are not sufficiently effective:

■	rheumatoid arthritis;

■	psoriatic arthritis;

■	psoriasis; and

■	Behçet’s disease.

Worldwide sales of Humira are projected to exceed $15 billion in 2017, with about $11.4 billion in the United States and $4.5 billion in Europe, the two primary regions in which we plan to focus our commercialization efforts. CHS-1420 will target a large global anti-TNF market, including but not limited to the worldwide market for the originator product, Humira. According to Evaluate Pharma, in 2017, sales of Humira worldwide and of Enbrel in the United States are projected to exceed $20 billion.

Ophthalmology Pipeline Opportunity

CHS-3351 (Our Ranibizumab (Lucentis) Biosimilar Candidate)

Ranibizumab is a monoclonal antibody fragment (Fab) created from the same parent mouse antibody as bevacizumab and produced through a microbial culture. It is an anti-angiogenic that was first approved to treat age-related wet macular degeneration, or AMD. Like bevacizumab, ranibizumab blocks angiogenesis by inhibiting VEGF-A.

According to Evaluate Pharma, Ranibizumab achieved approximately $3.6 billion in worldwide sales in 2015, and is expected to decrease to approximately $3 billion in 2020, when the composition of matter patent on ranibizumab expires in the United States. We selected ranibizumab (Lucentis) as the biosimilar development target for our biosimilar, CHS-3351, to leverage the analytics deployed on bevacizumab and because we could address a concentrated market where we believe we can focus resources and establish a therapeutic franchise.

Our Strategy

Our goal is to become a leading global biosimilar company. The five key elements of our strategy are to:

■	leverage our platform and internal expertise in process science, molecular biology and protein production, as well as our clinical, regulatory and commercial strategies, to screen and select biosimilar candidates;

■	advance our lead programs through clinical development to secure approvals in major markets;

■	continue to advance our early-stage product pipeline;

■	maximize the value of our portfolio and pipeline by retaining commercial rights to our products for our oncology biosimilar candidates in the United States and by partnering with leading pharmaceutical companies to commercialize our products in other therapeutic areas; and

■	attract and retain exceptionally capable team members who share our vision of bringing high quality, lower cost biologic therapeutics to patients.

Risks Associated with Our Business

Our business is subject to the risks and uncertainties discussed more fully in the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

These risks include, among others:

■	We have a limited operating history in an emerging regulatory environment on which to assess our business, have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

■	We are heavily dependent on the clinical success, regulatory approval and commercial success of our product candidates. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

■	The development, manufacture and commercialization of biosimilar products under various global regulatory pathways pose unique risks. Regulations for biosimilar approval differ across jurisdictions such that we may obtain approval in some jurisdictions, and not in others. The evolving legal and regulatory climate for biosimilars in the United States and abroad could result in legislative or regulatory requirements that could restrict our ability to commercialize our products. Even if our biosimilar products are approved, they may not be approved for all of the indications of the originator drug and the extent to which they will achieve marketplace acceptance in terms of quality, safety and efficacy is unclear.

■	The structure of complex proteins used in protein-based therapeutics is inherently variable and highly dependent on the processes and conditions used to manufacture them. If we are unable to develop manufacturing processes that achieve a requisite degree of biosimilarity to the originator drug, and within a range of variability considered acceptable by regulatory authorities, we may not be able to obtain regulatory approval for our products.

■	Our biosimilar product candidates, if approved, will face significant competition from the reference products and from other pharmaceuticals approved for the same indication as the originator products. Our failure to effectively compete may prevent us from achieving significant market penetration and expansion.

■	If we are unable to obtain and maintain effective patent rights for our product candidates or any future product candidates, we may not be able to prevent competitors from using technologies we consider important in our successful development and commercialization of our product candidates, resulting in loss of any potential competitive advantage our patents may have otherwise afforded us.

■	Our ability to market our products in the United States may be significantly delayed or prevented by the patent dispute mechanism established under the Biologics Price Competition and Innovation Act of 2009. This mechanism requires us to disclose our biosimilar regulatory approval application to the originator. As a result of such disclosure, the originator could initiate patent infringement litigation against us which may delay or block our ability to commercialize our products.

Corporate Information

We were incorporated in the State of Delaware in September 2010 under the name BioGenerics, Inc. We subsequently changed the name of the corporation to Coherus BioSciences, Inc. in April 2012. Our principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and our telephone number is (650) 649-3530. Our website address is http://www.coherus.com. The information contained in or that can be accessed through our website is not part of this prospectus supplement or accompanying prospectus.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $100,000,000.

Manner of offering	“At the market” offering that may be made from time to time through our agent, Cowen and Company, LLC. See “Plan of Distribution” on page S-16.

Use of proceeds	We intend to use substantially all of the net proceeds from this offering for manufacturing and related activities for late-stage products, completing the remaining clinical development of CHS-0214, CHS-1420 and CHS-1701 and potentially commercializing these product candidates and any remaining proceeds for working capital and other general corporate purposes. See “Use of Proceeds” on page S-15.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Symbol on The NASDAQ Global Market	“CHRS”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described below, together with the other information contained in this prospectus supplement or incorporated by reference in this prospectus supplement, including the risks and uncertainties discussed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein in their entirety. If any of the risks incorporated by reference herein or set forth below occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use substantially all of the net proceeds from this offering for manufacturing and related activities for late-stage products, completing the remaining clinical development of CHS-0214, CHS-1420 and CHS-1701 and potentially commercializing these product candidates and any remaining proceeds for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. As of June 30, 2016, approximately 11.3 million shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules and Rule 144 and Rule 701 under the Securities Act.

In February 2016, we issued and sold $100.0 million aggregate principal amount of our 8.2% senior convertible notes due March 2022. The holders may convert their convertible notes at their option at any time prior to the close of business on the business day immediately preceding March 31, 2022. Upon conversion of the convertible notes by a holder, the holder will receive shares of our common stock, together, if applicable, with cash in lieu of any fractional share. The initial conversion rate is 44.7387 shares of common stock per $1,000 principal amount of convertible notes, which is equivalent to an initial conversion price of approximately $22.35 per share, and is subject to adjustment in certain events.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “seek,” “should,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

■	the timing and the success of the design of the clinical trials and planned clinical trials of CHS-1701 (our pegfilgrastim (Neulasta®) biosimilar candidate); CHS-0214 (our etanercept (Enbrel®) biosimilar candidate); and CHS-1420 (our adalimumab (Humira®) biosimilar candidate);

■	whether the results of our trials will be sufficient to support domestic or global regulatory approvals for CHS-1701, CHS-0214 and CHS-1420;

■	our ability to obtain and maintain regulatory approval of CHS-1701, CHS-0214 and CHS-1420 or our future product candidates;

■	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

■	our expectation that our existing capital resources together with funding we expect to receive under our license agreements with Daiichi Sankyo Company, Limited and additional projected license agreements, and the net proceeds of this offering will be sufficient to fund our operations for at least the next 12 months;

■	our ability to maintain and establish collaborations or obtain additional funding;

■	the implementation of strategic plans for our business and product plans;

■	the initiation, timing, progress and results of future preclinical and clinical studies and our research and development programs;

■	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

■	our expectations regarding the scope or enforceability of third party intellectual property rights, or the applicability of such rights to our product candidates;

■	our reliance on third-party contract manufacturers to supply our product candidates for us;

■	our reliance on third-party contract research organizations to conduct clinical trials of our product candidates;

■	the benefits of the use of CHS-1701, CHS-0214 and CHS-1420;

■	the rate and degree of market acceptance of CHS-1701, CHS-0214 and CHS-1420 or any future product candidates;

■	our expectations regarding government and third-party payor coverage and reimbursement;

■	our ability to manufacture CHS-1701, CHS-0214 and CHS-1420 in conformity with regulatory requirements and to scale up manufacturing capacity of these products for commercial supply;

■	our ability to compete with companies currently producing the reference products, including Neulasta, Enbrel and Humira and other products in our pipeline that are in preclinical stages of development;

■	our financial performance; and

■	developments and projections relating to our competitors and our industry.

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus supplement and in the documents that are incorporated by reference herein may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement and in the documents that are incorporated by reference herein. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC, after the date of this prospectus supplement. See “Where You Can Find More Information; Incorporation By Reference.”

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $100,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use substantially all of the net proceeds from this offering as follows:

■	manufacturing and related activities for late-stage products;

■	completing the remaining clinical development of CHS-0214, CHS-1420 and CHS-1701 and potentially commercializing these product candidates; and

■	any remaining proceeds for working capital and other general corporate purposes.

Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including the timing and success of preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, any unforeseen delays or problems in the development of our manufacturing capabilities and supply chain, and the timing and amount of our future revenue, our future expenses as well as any collaborations or licensing that we may enter into with third parties for our product candidates, and any unforeseen cash needs.

Based on our planned use of the net proceeds from this offering and our existing cash and expected funding under our license agreements, we expect that such funds will be sufficient to enable us to complete clinical studies that we are currently undertaking in respect of CHS-0214, CHS-1420 and CHS-1701. We will require substantial capital in order to complete the remaining clinical development and to potentially commercialize these product candidates.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $100,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on The NASDAQ Global Market or any other trading market for our common stock, or sales to or through a market maker other than on an exchange. If authorized by us in writing, Cowen may also sell our shares of common stock by any other method permitted by law, including negotiated transactions, and Cowen may also purchase shares of our common stock as principal.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3% of the gross sales price of the shares sold through it pursuant to the sales agreement. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $270,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The NASDAQ Global Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The NASDAQ Global Market and trades under the symbol “CHRS.” The transfer agent of our common stock is Wells Fargo Shareowner Services.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Latham & Watkins LLP, Menlo Park, California. Cowen is being represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 2,638 shares of common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus, and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$400,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell up to $400,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling stockholder may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Market under the symbol “CHRS.” On January 21, 2016, the last reported sale price of our common stock on the Nasdaq Global Market was $14.03 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $400,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling stockholder, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Coherus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Coherus BioSciences, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

Coherus BioSciences® and our logo are some of our trademarks used in this prospectus. This prospectus and the documents incorporated by reference herein also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.coherus.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 23, 2015.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on June 29, 2015, for the quarter ended June 30, 2015, filed with the SEC on August 10, 2015 and for the quarter ended September 30, 2015, filed with the SEC on November 10, 2015.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2015.

•	Our Current Reports on Form 8-K filed with the SEC on March 11, 2015, March 19, 2015, March 23, 2015, April 14, 2015, April 15, 2015, April 17, 2015, May 11, 2015, May 27, 2015, June 12, 2015, July 8, 2015, August 10, 2015, September 3, 2015 September 14, 2015, October 1, 2015, October 19, 2015, November 9, 2015, December 8, 2015 and December 14, 2015.

•	The description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on November 3, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a late-stage clinical biologics platform company focused on the global biosimilar market. Biosimilars are an emerging class of protein-based therapeutics with high similarity to approved originator products on the basis of various physicochemical and structural properties, as well as in terms of safety, purity and potency. Our goal is to become a global leader in the biosimilar market by leveraging our team’s collective expertise in key areas such as process science, analytical characterization, protein production and clinical-regulatory development. Since our founding in 2010, we have advanced two product candidates into Phase 3 clinical development, one other into BLA-enabling clinical development and entered into partnerships with two global pharmaceutical companies.

We were incorporated in the State of Delaware in September 2010 under the name BioGenerics, Inc. We subsequently changed the name of the corporation to Coherus BioSciences, Inc. in April 2012. Our principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, and our telephone number is (650) 649-3530. Our website address is http://www.coherus.com. The information contained in or that can be accessed through our website is not part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for Coherus and its consolidated subsidiaries for the periods indicated. As earnings are inadequate to cover the combined preference dividends and fixed charges, we have provided the deficiency amounts. For purposes of calculating this deficiency, earnings consist of loss from continuing operations before fixed charges. Fixed charges consist of interest expense and the portion of rent expense which we believe is representative of the interest component of rental expense. This table is qualified by the more detailed information appearing in the computation table set forth in Exhibit 12.1 to the registration statement, of which this prospectus is a part.

	Year Ended December 31,			Nine Months Ended September 30, 2015
(in millions)	2012	2013	2014
Ratio of earnings to fixed charges	—	—	—	—
Deficiency of earnings to fixed charges	$(33.0)	$(53.6)	$(87.2)	$(171.4)

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	300,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable.

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. The transfer agent and registrar’s address is Wells Fargo Shareowner Services, Attn: Manager of Account Administration, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4101.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Under our third amended and restated investor rights agreement, the holders of approximately 7.4 million shares of common stock, or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

Based on the number of shares outstanding as of December 15, 2015, the holders of approximately 7.4 million shares of our common stock, or their transferees, are entitled to certain demand registration rights. The holders of at least 50% of these shares can, on not more than four occasions, request that we register all or a portion of their shares. Such request for registration must cover a number of shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5.0 million. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares.

Form S-3 Registration Rights

Based on the number of shares outstanding as of December 15, 2015, the holders of approximately 7.4 million shares of our common stock, or their transferees, are entitled to certain Form S-3 registration rights. The holders of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3, but in no event shall we be required to file more than two registrations on Form S-3 in any 12-month period. However, we will not be required to effect a registration on Form S-3 during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares. In addition, we are obligated to include 390,167 shares of our common stock held by certain stockholders on a Form S-3 registration statement filed on or prior to December 21, 2015.

Piggyback Registration Rights

Based on the number of shares outstanding as of December 15, 2015, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 7.4 million shares of our common stock, or their transferees, are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

We will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described above.

Expiration of Registration Rights

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of five years after the consummation of our initial public offering in November 2014 or when such stockholder can sell all of its shares under Rule 144 of the Securities Act during any 90 day period.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and the third party to be identified therein. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Coherus,” “we,” “our” or “us” refer to Coherus BioSciences, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than Coherus) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Coherus and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Coherus;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Coherus.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the applicable indenture.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We or the selling stockholder may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we or any of the selling stockholder sell securities covered by this prospectus, we or the selling stockholder will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling stockholder, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the selling stockholder, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the Nasdaq Global Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Coherus BioSciences, Inc. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 2,638 shares of common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

October 28, 2016